Exhibit 1
CONTRIBUTION AGREEMENT
     This Contribution Agreement (this “Agreement”) is made and entered into as of September 13, 2006, by and among Tenby Pharma Inc., a Delaware corporation (“Pubco”), Sirion Therapeutics, Inc., a North Carolina corporation (the “Company”), and each of the shareholders of the Company listed on Schedule A attached hereto (each, a “Contributor” and collectively, the “Contributors”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto and incorporated herein by reference.
RECITALS
     Whereas, the parties desire to set forth the terms and conditions pursuant to which: (i) each of the Contributors holding shares of Company Common Stock shall contribute all of its shares of Company Common Stock to Pubco in exchange for shares of Pubco Common Stock; and (ii) each of the Contributors holding shares of Company Series A Preferred Stock or Company Series A-1 Preferred Stock shall contribute all of its shares of Company Series A Preferred Stock and/or Company Series A-1 Preferred Stock to Pubco in exchange for shares of Pubco Series A Preferred Stock (the contributions referred to in clauses (i) and (ii) being collectively referred to herein as the “Contribution”);
     Whereas, immediately following the execution and delivery of this Agreement by the parties hereto, Pubco is entering into that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with the investors listed on the signature pages thereto (collectively, the “Purchasers”), pursuant to which the Purchasers will purchase from Pubco shares of Pubco Series A Preferred Stock (the “Stock Purchase”); and
     Whereas, insofar as the Contribution and the Stock Purchase (collectively, the “Transfers”) are being made pursuant to a single plan in exchange for shares of Pubco Common Stock and Pubco Series A Preferred Stock that will collectively represent at least 80% of the total combined voting power of all classes of Pubco voting stock and at least 80% of the total number of shares of all other classes of Pubco capital stock, it is intended that the Transfers qualify and are treated as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).
     Now, Therefore, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.	Description of Contribution.
     1.1 Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below): (i) each of the Contributors holding shares of Company Common Stock shall contribute all of its shares of Company Common Stock to Pubco in exchange for that number of shares of Pubco Common Stock as is set forth in Section 1.3; and (ii) each of the Contributors holding shares of Company Series A Preferred Stock or Company Series A-1 Preferred Stock shall contribute all of its shares of Company

Series A Preferred Stock or Company Series A-1 Preferred Stock, as applicable, to Pubco in exchange for that number of shares of Pubco Series A Preferred Stock as is set forth in Section 1.3.
     1.2 Closing; Effective Time. The consummation of the Contribution (the “Closing”) shall take place at the offices of Pubco at 10:00 a.m. Eastern Time (the “Effective Time”) on the date of this Agreement (the “Closing Date”).
     1.3 Contribution Consideration. The following consideration shall be payable to the Contributors as a result of the Contribution: (i) 3,327,833 shares of Pubco Common Stock (the “Aggregate Common Stock Consideration”); and (ii) 1,672,036 shares of Pubco Series A Preferred Stock (the “Aggregate Preferred Stock Consideration” and, together with the Aggregate Common Stock Consideration, the “Aggregate Contribution Consideration”). Such Aggregate Contribution Consideration shall be payable to the Contributors as follows:
          (a) Each share of Company Series A Preferred Stock held by a Contributor as of immediately prior to the Effective Time shall entitle such Contributor to receive, in accordance with Section 1.4, 13.7925 shares of Pubco Series A Preferred Stock (the “Series A Per Share Contribution Consideration”).
          (b) Each share of Company Series A-1 Preferred Stock held by a Contributor as of immediately prior to the Effective Time shall entitle such Contributor to receive, in accordance with Section 1.4, 12.50 shares of Pubco Series A Preferred Stock (the “Series A-1 Per Share Contribution Consideration”).
          (c) Each share of Company Common Stock held by a Contributor as of immediately prior to the Effective Time shall entitle such Contributor to receive, in accordance with Section 1.4, 12.50 shares of Pubco Common Stock (the “Common Stock Per Share Contribution Consideration”).
1.4 Delivery of Contribution Consideration.
          (a) At the Closing: (i) the Contributors will provide to Pubco (1) completed and executed letters of transmittal in customary form for use in effecting the surrender of all Contributed Interests in exchange for the Applicable Per Share Contribution Consideration, and (2) all certificates representing the Contributed Interests held by such Contributors; and (ii) Pubco will provide to each Contributor (A) a Pubco stock certificate representing that number of shares of Pubco Series A Preferred Stock representing such Contributor’s portion of the Aggregate Preferred Stock Consideration (as determined in accordance with Section 1.3), and (B) a Pubco stock certificate representing that number of shares of Pubco Common Stock representing such holder’s portion of the Aggregate Common Stock Consideration (as determined in accordance with Section 1.3). In lieu of any fractional shares of Pubco Common Stock or Pubco Series A Preferred Stock that any Contributor would otherwise be entitled to receive, such Contributor shall be paid cash in an amount equal to the product of (1) the number of fractional shares of Pubco Common Stock or Pubco Series A Preferred Stock, as applicable, which such Contributor would otherwise be entitled to receive, multiplied by (2) $8.00.

          (b) Pubco shall be entitled to deduct and withhold from the Applicable Per Share Contribution Consideration payable or otherwise deliverable to any Contributor pursuant to this Agreement such amounts as Pubco is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Contributor to whom such amounts would otherwise have been paid.
     1.5 Tax Consequences. For federal income tax purposes, the Transfers are intended to constitute a tax-free transfer of property to Pubco within the meaning of Section 351 of the Code, and the parties shall report the transactions contemplated by the Transaction Documents consistent with such intent and shall take no position in any Tax filing or Legal Proceeding inconsistent therewith. None of Pubco, the Contributors or the Company has taken or failed to take, and after the Effective Time, Pubco and the Contributors shall not take or fail to take, any action which reasonably could be expected to cause the Transfers to fail to qualify as a tax-free transfer of property to Pubco within the meaning of Section 351 of the Code.
     1.6 Further Action. If, at any time after the Closing Date, any further action is determined by Pubco to be necessary or desirable to carry out the transactions contemplated by the Transaction Documents or to vest Pubco with full right, title and possession of and to all Contributed Interests, the officers and directors of Pubco shall be fully authorized (in the name of the Company, the Contributors or otherwise) to take such action.
2. Representations and Warranties of the Company. Except as set forth on the Company Disclosure Schedule, the Company hereby represents and warrants, as of the date hereof, to and for the benefit of Pubco, as follows:
     2.1 Due Organization; Subsidiaries; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and as a foreign corporation qualified to do business in the State of Florida, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts to which it is a party. The Company, together with its predecessors, has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Sirion Therapeutics, Inc.” and, prior to the consummation of the Sirion/Sytera Merger, “Sytera, Inc.” The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than Florida and California. Other than RxDR, the Company has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. RxDR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts to which it is a party. The Company directly owns all of the issued and outstanding membership interests of RxDR free and clear of any liens and all of such membership interests are validly issued and free of preemptive and similar rights. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of the stockholders of the Company has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.
     2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Pubco accurate and complete (through the date hereof) copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (ii) the certificate of formation and limited liability company operating agreement, or similar organizational documents, of RxDR; (iii) the stock records of the Company; and (iv) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Company Securities, the board of directors of the Company and all committees of the board of directors of the Company (the items described in the foregoing clauses “(i)”, “(ii)”, “(iii)” and “(iv)” of this Section 2.2 being collectively referred to herein as the “Company Documents”). There have been no formal meetings held of, or corporate actions taken by, the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company, or the members of RxDR, the board of managers of RxDR or any committee of the board of managers of RxDR, that are not fully reflected in the Company Documents. There has not been any violation of any of the Company Documents, and at no time has the Company or RxDR taken any action that is inconsistent in any material respect with the Company Documents. The books of account, equity records, minute books and other records of the Company and RxDR are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of: (i) 600,000 shares of Company Common Stock, of which 266,227 shares have been issued and are outstanding; (ii) 30,600 shares of Company Series A Preferred Stock, of which 30,599 have been issued and are outstanding; and (iii) 100,000 shares of Company Series A-1 Preferred Stock, all of which have been issued and are outstanding. All of the outstanding shares of the Company capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of the Company and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Company Documents and Company Contracts. No shares of capital stock of the Company are subject to a repurchase option in favor of the Company, and the Company has never repurchased, redeemed or otherwise reacquired any shares of the Company capital stock or other securities of the Company. Collectively, the Contributed Interests to be transferred by the Contributors to Pubco in connection with the Contribution represent 100% of the shares of outstanding capital stock of the Company.
          (b) Except as set forth on Schedule 2.3(b) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock of the Company or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of the Company or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) Contracts (other than this Agreement) under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of the Company or any other securities of the Company; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, or any shares of the Company; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company Securities or any shares of the capital stock or other securities of the Company.
          (c) Schedule 2.3(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity-related plans of the Company.
     2.4 Company Financial Statements. The Company has furnished to Pubco a complete and correct copy of the Company’s: (i) unaudited balance sheet dated as of December 31, 2004 and the related statements of operations, shareholders’ equity, and cash flows for the twelve (12) months then ended; (ii) unaudited balance sheet dated as of December 31, 2005 and the related statements of operations, shareholders’ equity, and cash flows for the twelve (12) months then ended; and (iii) unaudited balance sheet dated as of June 30, 2006 and the related statements of operations, shareholders’ equity, and cash flows for the six (6) months then ended (collectively, the “Company Financial Statements”). The Company Financial Statements are complete and correct, are consistent with the books and records of the Company and present fairly the assets, liabilities, financial condition and results of operations of the Company, as at the dates and for the periods indicated, have been prepared in accordance with GAAP, and have been prepared in good faith by the Company’s management from the books and records of the Company. The books and records of the Company are true, accurate and complete in all material respects.
     2.5 Equipment; Leasehold. Schedule 2.5 of the Company Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, supplies, materials, vehicles and other material items of tangible personal property of every kind owned by the Company and RxDR and used in connection with their respective businesses (the “Company Personal Property”). All of the Company Personal Property and other tangible assets owned by or leased to the Company or RxDR are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s or RxDR’s business in the manner in which such business is currently being conducted. Neither the Company nor RxDR owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Schedule 2.5 of the Company Disclosure Schedule (the “Company Leased Real Property”).
     2.6 Intellectual Property.
          (a) Schedule 2.6(a) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company or RxDR has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Pubco complete and accurate copies of all applications and correspondence with any Governmental Body related to each such item of Registered IP.
          (b) Schedule 2.6(b) of the Company Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to the Company or RxDR (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal-use software license or is generally publicly available on standard terms for less than $1,000); and (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is or are licensed to the Company. Neither the Contribution nor any of the other transactions contemplated by the Transaction Documents will materially adversely alter or impair the Company’s Intellectual Property Rights or the Intellectual Property licensed to the Company or RxDR.
          (c) Schedule 2.6(c) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Company IP. Neither the Company nor RxDR is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or RxDR to use, exploit, assert, or enforce any Company IP anywhere in the world.
          (d) The Company or RxDR, as applicable, exclusively owns all right, title, and interest to and in the Company IP, free and clear of any Encumbrances. Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to perfect the rights of the Company or RxDR, as applicable, in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;
               (ii) Each Person who is or was an employee or contractor of the Company or RxDR and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable written agreement containing an assignment of Intellectual Property Rights to the Company or RxDR, as applicable, and confidentiality provisions in favor of the Company or RxDR, as applicable, regarding the Company IP. No current or former Representative or Affiliate of the Company or RxDR has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;
               (iii) With respect to Company IP in the form of licenses of third party Intellectual Property and Intellectual Property Rights, no funding, facilities or personnel of any Governmental Body within the jurisdictions covered by the license were used, directly or indirectly, to develop or create, in whole or in part, such Company IP. With respect to all other Company IP, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Company IP;
               (iv) Each of the Company and RxDR has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or RxDR, as applicable, holds, or purports to hold, as a trade secret;
               (v) Neither the Company nor RxDR has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person; and
               (vi) Neither the Company nor RxDR is, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or RxDR, as applicable, to grant or offer to any other Person any license or right to any Company IP.
          (e) (i) With respect to Company IP in the form of licenses from third parties of Intellectual Property and Intellectual Property Rights: (A) each item of Company IP that is Registered IP is in compliance with all Legal Requirements and is valid and in full force and effect; and (B) no application for any type of Registered IP filed by or on behalf of the Company or RxDR has been abandoned, allowed to lapse or rejected; and
               (ii) With respect to all other Company IP, each item of Company IP that is Registered IP is and at all times has been maintained in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline; and each such item of Registered IP is valid and in full force and effect. No application for any type of Registered IP filed by or on behalf of the Company or RxDR has been abandoned, allowed to lapse or rejected. No item of Company IP that is Registered IP is subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.
          (f) To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Company IP.
          (g) To the Company’s Knowledge, none of the Company IP owned or licensed by the Company or RxDR currently infringes, misappropriates or otherwise violates or has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To the Company’s Knowledge, no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against the Company or RxDR; and
               (ii) Except as set forth on Schedule 2.6(g)(ii), neither the Company nor RxDR is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or any similar claim. Neither the Company nor RxDR has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for the infringement, misappropriation or violation of any Intellectual Property Right.

     2.7 Contracts. Schedule 2.7 of the Company Disclosure Schedule identifies each Company Contract and provides an accurate description of the terms of each Company Contract that is not in written form. The Company has delivered to Pubco accurate and complete copies of all written Company Contracts. Each Company Contract is valid, binding and enforceable by the Company in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor RxDR has violated or breached, or committed any default under, any Company Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract. Schedule 2.7 of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the transactions contemplated by the Transaction Documents.
     2.8 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contribution or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of the Company.
     2.9 Compliance with Legal Requirements. Each of the Company and RxDR is, and has at all times been, in compliance with all applicable material Legal Requirements. To the Company’s Knowledge, each of the Company and RxDR is, and has at all times been, in compliance with all other applicable Legal Requirements. Neither the Company nor RxDR has ever received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Each of the Company and RxDR has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Neither the Company nor RxDR is in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such permit, certificate or license.
     2.10 Legal Proceedings. There is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects the Company or RxDR or any of the assets owned or used by the Company or RxDR, or (ii) that challenges the Contribution or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves or affects the Company or RxDR or the assets owned by the Company or RxDR. There is no Order in which the Company or RxDR is named or to which any of the assets of the Company or RxDR is subject.
     2.11 No Undisclosed Liabilities. Neither the Company nor RxDR has any Liabilities, except for (i) Liabilities reflected on the Company Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Company Financial Statements, none of which are material in nature or exceed $25,000, (iii) Liabilities under the Company Contracts, and (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby.
     2.12 Tax Matters. All Tax Returns required to be filed by or on behalf of the Company or RxDR with any Governmental Body before the Closing Date (the “Company

Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Pubco. All Taxes owed by the Company or RxDR have been paid when due, whether or not such amounts are shown on any Company Returns. The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and each of the Company and RxDR has made adequate provision for unpaid Taxes after that date in its books and records. No Company Return has ever been examined or audited by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company or RxDR in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Company or RxDR (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or RxDR, as applicable, and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company or RxDR except liens for current Taxes not yet due and payable.
     2.13 Employee and Labor Matters.
          (a) Schedule 2.13(a) of the Company Disclosure Schedule contains a list of all of the employees of the Company and RxDR as of the date of this Agreement and correctly reflects, in all material respects, the nature and amount of all compensation payable to them, their dates of employment and their positions. All of the employees listed on Schedule 2.13(a) of the Company Disclosure Schedule are “at will” employees. Each of the Company and RxDR has at all times complied with all material Legal Requirements related to the employment of its employees. Except as set forth on Schedule 2.13, each of the Company and RxDR has compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits. Since January 1, 2006, neither the Company nor RxDR has increased the salary or benefits level of any of its employees.
          (b) Except as set forth on Schedule 2.13(b) of the Company Disclosure Schedule, there are no Plans, as defined below, contributed to, maintained or sponsored by the Company or RxDR, to which the Company or RxDR is obligated to contribute or with respect to which the Company or RxDR has any liability or potential liability, whether direct or indirect. For purposes of this Agreement, the term “Plans” shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated, (b) employment agreements, and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.
          (c) Except as set forth on Schedule 2.13(c) of the Company Disclosure Schedule, none of the Initial Sytera FTEs is obligated under any Contract, or subject to any Order, that would conflict with his or her obligation to use his or her best efforts to promote the interests of the Company or Pubco after the Closing Date, or that conflicts with the business of the Company as presently conducted. During the past ten (10) years, to the Knowledge of the Company, none of the Initial Sytera FTEs has been (i) charged with, indicted for or convicted of any misdemeanor related to moral turpitude or any felony; (ii) a party to a proceeding with respect to any misdemeanor related to moral turpitude or any felony; or (iii) the subject of a bankruptcy proceeding or has been the officer or director of a company that has been the subject of a bankruptcy proceeding. The Company is not aware that any Initial Sytera FTE has plans to terminate his or her employment with the Company, as a result of the Contribution or otherwise.
     2.14 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all necessary action on the part of the Company, its board of directors and each of its stockholders. Each of the Transaction Documents to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.15 Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Company Documents; (ii) to the Company’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which the Company, RxDR, or any of the assets owned, used or controlled by the Company or RxDR, is subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Company Contract.
     2.16 Environmental Protection. No substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or, to the Knowledge of the Company, have been located in, on or about the Company Leased Real Property. To the Knowledge of the Company, the Company Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and neither the Company nor RxDR has used, or provided permission to others to use, the Company Leased Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of the Company, there are and have been no storage tanks located on the Company Leased Real Property. To the Knowledge of the Company, no Hazardous Materials have been transported off site from the Company Leased Real Property.
     2.17 Insurance. Schedule 2.17 to the Company Disclosure Schedule contains a brief description of all insurance policies maintained by the Company or RxDR with respect to their respective businesses and assets and the Company Leased Real Property. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.

     2.18 Related Party Transactions. Except as set forth on Schedule 2.18 to the Company Disclosure Schedule, the Company Contracts do not include any agreement with or any other commitment to (a) any officer or director of the Company or RxDR; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which the Company, RxDR or any such officer, director or related person has an equity or participating interest.
     2.19 FDA Matters.
          (a) Each of the Company and RxDR has been and is in compliance in all material respects with all applicable Legal Requirements, including the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated thereunder (the “FFDCA”), in its development efforts related to any Product or any product of RxDR (an “RxDR Product”)and in conducting any related clinical trials. Neither the Company nor RxDR has (i) made to the FDA any untrue statement of a material fact regarding any Product or RxDR Product (whether in any submission or otherwise) or (ii) failed to disclose to the FDA any material fact required to be disclosed to it by the FDA regarding such Product or RxDR Product.
          (b) Neither the Company, RxDR nor any of their respective officers, directors, managers, agents, Affiliates or employees (a) was or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (“GDEA”), (b) has been debarred or excluded from participation in the Medicare program, any state Medicaid program or any other federal health care program, (c) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment or exclusion under the GDEA, or from participation in the Medicare program, any state Medicaid program or any other federal health care program, or (d) has been or is under investigation by any Governmental Body for debarment or exclusion action.
     2.20 Disclosure. The Company has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of the Company or Kenneth Widder, Jay Lichter, Nathan Mata, Barry Butler or Roger Vogel, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.
3. Representations and Warranties of the Contributors. Each of the Contributors hereby represent and warrants, severally but not jointly, as of the date hereof, to and for the benefit of Pubco, as follows:
     3.1 Authority; Binding Nature of Agreement. Such Contributor has all necessary power and authority to enter into and to perform its obligations under the Transaction Documents to which it is a party, and, if applicable, the execution, delivery and performance by such Contributor of each such Transaction Document have been duly authorized by all necessary action on the part of such Contributor. Each Transaction Document to which such Contributor is a party constitutes the valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 Title to Contribution Interests. Such Contributor owns all right, title and interest in and to, and has the right to transfer to Pubco, all Contributed Interests to be transferred by such Contributor to Pubco in connection with the Contribution, and all such Contributed Interests will be transferred to Pubco free and clear of all Encumbrances.
4. Representations and Warranties of Pubco. Except as set forth on the Pubco Disclosure Schedule, Pubco hereby represents and warrants on and as of the date hereof, to and for the benefit of each Contributor, as follows:
     4.1 Due Organization; No Subsidiaries; Etc. Pubco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Pubco Contracts. Pubco has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Tenby Pharma Inc.” Pubco is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. Pubco has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Pubco has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Pubco nor any of the shareholders of Pubco has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of Pubco’s business or affairs.
     4.2 Articles of Incorporation and Bylaws; Records. Pubco has delivered to the Company accurate and complete (through the date hereof) copies of: (i) the articles of incorporation and bylaws, including all amendments thereto, of Pubco; (ii) the stock records of Pubco; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Pubco Common Stock, the board of directors of Pubco and all committees of the board of directors of Pubco (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 4.2 being collectively referred to herein as the “Pubco Documents”). There have been no formal meetings held of, or corporate actions taken by, the stockholders of Pubco, the board of directors of Pubco or any committee of the board of directors of Pubco that are not fully reflected in the Pubco Documents. There has not been any violation of any of the Pubco Documents, and at no time has Pubco taken any action that is inconsistent in any material respect with the Pubco Documents. The books of account, stock records, minute books and other records of Pubco are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.
     4.3 Capitalization, Etc.
          (a) The authorized capital stock of Pubco consists of: (i) 150,000,000 shares of Pubco Common Stock, of which 250,000 shares have been issued and are outstanding; and (ii) 10,000,000 shares of Pubco Preferred Stock, of which 5,000,000 have been designated as Pubco Series A Preferred Stock, and none of which shares have been issued and are outstanding. All of the outstanding shares of Pubco capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Pubco capital stock and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Pubco capital stock or other securities of Pubco have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Pubco Documents and Pubco Contracts, and are owned, beneficially and of record, by Randy Milby. No shares of Pubco capital stock are subject to a repurchase option in favor of Pubco, and Pubco has never repurchased, redeemed or otherwise reacquired any shares of Pubco capital stock or other securities of Pubco.
          (b) Except as set forth on Schedule 4.3(b) of the Pubco Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of Pubco capital stock or other securities of Pubco; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of Pubco capital stock or other securities of Pubco; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Pubco; (iv) Contracts (other than this Agreement) under which Pubco is or may become obligated to sell, transfer, exchange or issue any shares of Pubco capital stock or any other securities of Pubco; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of Pubco; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Pubco capital stock or other securities of Pubco.
          (c) Schedule 4.3(c) of the Pubco Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity related plans of Pubco.
     4.4 SEC Reports; Pubco Financial Statements. Pubco has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Pubco was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Pubco has delivered or otherwise made available to the Company copies of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pubco included in the SEC Reports (the “Pubco Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of Pubco as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The books and records of Pubco are true, accurate and complete in all material respects. All material agreements to which Pubco is a party or to which the property or assets of Pubco are subject are included as part of or specifically identified in the SEC Reports.
     4.5 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to Pubco are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Pubco’s business in the manner in which such business is currently being conducted. Pubco does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Schedule 4.5 of the Pubco Disclosure Schedule (the “Pubco Leased Real Property”).
     4.6 Intellectual Property. Pubco has no Registered IP, Intellectual Property Rights or Intellectual Property.
     4.7 Contracts. Schedule 4.7 of the Pubco Disclosure Schedule identifies each Pubco Contract and provides an accurate description of the terms of each Pubco Contract that is not in written form. Pubco has delivered to the Company accurate and complete copies of all written Pubco Contracts. Each Pubco Contract is valid, binding and enforceable by Pubco in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Pubco has not violated or breached, or committed any default under, any Pubco Contract, and, to Pubco’s Knowledge, no other Person has violated or breached, or committed any default under, any Pubco Contract. Schedule 4.7 of the Pubco Disclosure Schedule provides an accurate and complete list of all Consents required under any Pubco Contract to consummate the transactions contemplated by the Transaction Documents.
     4.8 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contribution or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of Pubco.
     4.9 Compliance with Legal Requirements. Pubco is, and has at all times been, in compliance with all applicable material Legal Requirements. To Pubco’s Knowledge, Pubco is, and has at all times been, in compliance with all other applicable Legal Requirements. Pubco has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Pubco has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Pubco is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of Pubco, threatened to revoke or limit any such permit, certificate or license.
     4.10 Legal Proceedings. There is no pending Legal Proceeding, and to Pubco’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects Pubco or any of the assets owned or used by Pubco, or (ii) that challenges the Contribution or any of the other transactions contemplated by the Transaction Documents. No Legal Proceeding has ever been commenced that involves or affects Pubco or the assets owned by Pubco. There is no Order in which Pubco is named or to which any of the assets of Pubco is subject.
     4.11 No Undisclosed Liabilities. Pubco has no Liabilities, except for (i) Liabilities reflected on the Pubco Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Pubco Financial Statements, none of which are material in nature or exceed $25,000, (iii) Liabilities under the Pubco Contracts, and (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby.
     4.12 Tax Matters. All Tax Returns required to be filed by or on behalf of Pubco with any Governmental Body before the Closing Date (the “Pubco Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to the Company. All Taxes owed by Pubco have been paid when due, whether or not such amounts are shown on any Pubco Returns. The Pubco Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Pubco has made adequate provision for unpaid Taxes after that date in its books and records. No Pubco Return has ever been examined or audited by any Governmental Body. No claim or Legal Proceeding is pending or has been threatened against or with respect to Pubco in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Pubco (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Pubco and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Pubco except liens for current Taxes not yet due and payable.
4.13 Employee and Labor Matters.
          (a) Schedule 4.13(a) of the Pubco Disclosure Schedule contains a list of all of the employees of Pubco as of the date of this Agreement and correctly reflects, in all material respects, the nature and amount of all compensation payable to them, their dates of employment and their positions. All of the employees listed on Schedule 4.13(a) of the Pubco Disclosure Schedule are “at will” employees. Pubco has at all times complied with all material Legal Requirements related to the employment of its employees.
          (b) Except as set forth on Schedule 4.13(b) of the Pubco Disclosure Schedule, there are no Plans contributed to, maintained or sponsored by Pubco, to which Pubco is obligated to contribute or with respect to which Pubco has any liability or potential liability, whether direct or indirect.
          (c) Except as set forth on Schedule 4.13(c) of the Pubco Disclosure Schedule, none of the employees of Pubco is obligated under any Contract, or subject to any Order, that would conflict with his or her obligation to use his or her best efforts to promote the interests of Pubco and the Company after the Closing Date, or that conflicts with the business of Pubco as presently conducted. During the past ten (10) years, to the Knowledge of Pubco, none of the employees of Pubco has been (i) charged with, indicted for or convicted of any misdemeanor related to moral turpitude or any felony; (ii) a party to a proceeding with respect to any misdemeanor related to moral turpitude or any felony; or (iii) the subject of a bankruptcy proceeding or has been the officer or director of a company that has been the subject of a bankruptcy proceeding. Pubco is not aware that any of its employees has plans to terminate his or her employment with Pubco, as a result of the Contribution or otherwise.
     4.14 Authority; Binding Nature of Agreement. Pubco has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by Pubco of the Transaction Documents have been duly authorized by all necessary action on the part of Pubco and its board of directors and stockholders. Each of the Transaction Documents to which Pubco is a party constitutes the legal, valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.15 Non-Contravention. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Pubco Documents; (ii) to Pubco’s knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Pubco, or any of the assets owned, used or controlled by Pubco, is subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Pubco Contract.
     4.16 Environmental Protection. No Hazardous Materials are or, to the Knowledge of Pubco, have been located in, on or about the Pubco Leased Real Property. To the Knowledge of Pubco, the Pubco Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Pubco has not used, or provided permission to others to use, the Pubco Leased Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of Pubco, there are and have been no storage tanks located on the Pubco Leased Real Property. To the Knowledge of Pubco, no Hazardous Materials have been transported off site from the Pubco Leased Real Property.
     4.17 Insurance. Schedule 4.17 to the Pubco Disclosure Schedule contains a brief description of all insurance policies maintained by Pubco with respect to its business, its assets and the Pubco Leased Real Property. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.
     4.18 Related Party Transactions. The Pubco Contracts do not include any agreement with or any other commitment to (a) any officer or director of Pubco; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which Pubco or any such officer, director or related person has an equity or participating interest.

4.19 FDA Matters.
          (a) Pubco has been and is in compliance in all material respects with all applicable Legal Requirements, including the FFDCA, in its development efforts related to any product of Pubco (a “Pubco Product”) and in conducting any related clinical trials. Pubco has neither (i) made to the FDA any untrue statement of a material fact regarding any Pubco Product (whether in any submission or otherwise) nor (ii) failed to disclose to the FDA any material fact required to be disclosed to it by the FDA regarding such Pubco Product.
          (b) Neither Pubco nor any of its officers, directors, agents, Affiliates or employees (a) was or is presently debarred pursuant to the GDEA, (b) has been debarred or excluded from participation in the Medicare program, any state Medicaid program or any other federal health care program, (c) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment or exclusion under the GDEA, or from participation in the Medicare program, any state Medicaid program or any other federal health care program, or (d) has been or is under investigation by any Governmental Body for debarment or exclusion action.
     4.20 Disclosure. Pubco has not made any representation, warranty or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of Pubco or Randy Milby omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.
5. Additional Covenants of the Parties.
     5.1 Indemnification of Officers and Directors. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of the Company (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s articles of incorporation or bylaws (in each case as in effect as of the date of this Agreement), shall survive the Contribution and shall be fully complied with by Pubco and the Company, to the fullest extent permitted by the laws of the State of Delaware or the laws of the State of North Carolina, as applicable.
     5.2 Termination of Certain Agreements. Each of the following agreements shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to each of the following agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing: (i) Loan Agreement, dated as of February 14, 2006 and as amended on July 5, 2006, by and between the Company and PharmaBio Development, Inc., (ii) Security Agreement, dated as of February 14, 2006, by and between the Company and PharmaBio Development, Inc., (iii) Promissory Note, dated February 14, 2006, with an aggregate principal face amount of $5,000,000 by PharmaBio Development, Inc., as maker, and the Company, as borrower, (iv) Investor Rights Agreement, dated as of February 14, 2006, by and among the Company, the shareholders of the Company as of such date, and PharmaBio Development Inc. (d/b/a NovaQuest), a North Carolina corporation, (v) Investors’ Rights Agreement, dated as of July 5, 2006, by and among the Company and the stockholders of the Company signatory thereto, (vi) Voting Agreement, dated as of July 5, 2006, by and among the Company and the stockholders of the Company signatory thereto, and (v) an acknowledgement of payment and agreement of termination relating to the two outstanding promissory notes payable by Pubco to Randy Milby in the aggregate principal amount of $17,500.
     5.3 Sirion/Sytera Merger Agreement. From and after the Effective Time, Pubco shall accept and assume all of the rights and obligations of the Company pursuant to the Sirion/Sytera Merger Agreement, including all obligations to pay to the holders of Sytera Securities (as defined in the Sirion/Sytera Merger Agreement) if and when due all of the Aggregate Additional Payments (as defined in the Sirion/Sytera Merger Agreement). For the avoidance of doubt, the parties expressly acknowledge and agree that all payments of portions the Aggregate Additional Payments required pursuant to the terms of the Sirion/Sytera Merger Agreement to be paid in the form of Company Common Stock shall, from and after the Effective Time, be paid in the form of Pubco Common Stock.
     5.4 Officers and Directors of Pubco. Pubco agrees that it shall take all actions necessary to ensure that, effective as of the Effective Time, the officers and directors of Pubco shall be as set forth on Exhibit B.
6. Company/Contributors Closing Deliverables. In addition to any other deliverables expressly contemplated by the Transaction Documents:
     6.1 Consents. At the Closing, the Company shall deliver to Pubco copies of all Consents required to be obtained by the Company in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 2.7 of the Company Disclosure Schedule).
     6.2 Agreements and Documents. At the Closing, the Company shall deliver to Pubco copies of the following agreements and documents, each of which shall be executed and delivered by the other relevant parties thereto, and each of which at the Closing shall be in full force and effect (except as specifically indicated below):
          (a) an investors’ rights agreement, in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”), executed by each of Avalon Ventures VI GP Fund, LLC, Avalon Ventures VI, L.P., Avalon Ventures VII, L.P., Widder Family Limited Partnership, The Lichter Family Trust, Dr. Nathan L. Mata, Gabriel Travis, M.D., PharmaBio Development Inc. (d/b/a NovaQuest), Barry Butler, Roger Vogel, Susan Benton and Phillipe Boulangeat, which shall become effective when executed and delivered by the Purchasers in connection with the consummation of the Stock Purchase;
          (b) a legal opinion, covering the matters listed in the document attached hereto as Exhibit D, addressed to Pubco from Hill, Ward & Henderson, P.A.; and
          (c) a certificate, executed by the Secretary of the Company and dated the Closing Date, as to the certificate of incorporation, certificate of designations and bylaws of the Company, and the certificate of formation and limited liability company operating agreement of RxDR, each as in effect at the Closing, and attaching each thereto.

7. Pubco Closing Deliverables. In addition to any other deliverables expressly contemplated by the Transaction Documents:
     7.1 Consents. At the Closing, Pubco shall deliver to the Contributors copies of all Consents required to be obtained by Pubco in connection with the transactions contemplated by the Transaction Documents (including the Consents, if any, identified in Schedule 4.7 of the Pubco Disclosure Schedule).
     7.2 Agreement and Documents. At the Closing, Pubco shall deliver to the Contributors copies of the following agreements and documents, each of which shall be executed and delivered by the other relevant parties thereto, and each of which at the Closing shall be in full force and effect (except as specifically indicated below):
          (a) the Investors’ Rights Agreement executed by Pubco and Randy Milby, which shall become effective when executed and delivered by the Purchasers in connection with the consummation of the Stock Purchase;
          (b) a legal opinion, covering the matters listed in the document attached hereto as Exhibit E, addressed to the Contributors from Feldman, Weinstein & Smith LLP; and
          (c) a certificate, executed by the Secretary of Pubco and dated the Closing Date, as to the certificate of incorporation, certificate of designations and bylaws of Pubco, each as in effect at the Closing, and attaching each thereto.
8. Miscellaneous.
     8.1 Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company in Section 2 and by Pubco in Section 4 shall survive for a period of six (6) months following the Effective Time, at which point such representations and warranties shall terminate and expire, and any liability of the parties with respect to such representations and warranties shall thereupon cease. The representations and warranties made by the Contributors in Section 3 shall terminate and expire as of the Effective Time, and any liability of the Contributors with respect to such representations and warranties shall thereupon cease. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive: (i) until fully performed or fulfilled, unless noncompliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance; or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations with respect thereto.
     8.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by the Transaction Documents. Notwithstanding the provisions of this Section 8.2, the parties agree that the legal fees and expenses incurred by Pubco in connection with the transactions contemplated by this Agreement shall be paid from the funds received by Pubco in connection with the Stock Purchase.

     8.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.
     8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.4):
If to Pubco:
Tenby Pharma Inc.
270 Presidential Drive
Wilmington, DE 19807
Attention: Randy Milby
Fax: (302) 338-8067
E-mail: m5@milb95.org
with a copy (which shall not constitute notice) to:
Feldman Weinstein & Smith LLP
420 Lexington Avenue
New York, NY 10170
Attention: David Feldman, Esq.
Fax: (212) 997-4242
E-mail: dfeldman@feldmanweinstein.com
If to the Company or any Contributor:
Sirion Therapeutics, Inc.
3110 Cherry Palm Drive, Suite 340
Tampa, FL 33619
Attention: Barry Butler
Fax: (813) 496-7328
E-mail: bbutler@siriontherapeutics.com
with a copy (which shall not constitute notice) to:
Hill, Ward & Henderson, P.A.
101 East Kennedy Boulevard, Suite 3700
Tampa, FL 33602

Attention: Reid Haney, Esq.
Fax: (813) 221-2900
E-mail: rhaney@hwhlaw.com
and
Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, CA 92130
Attention: Carl Sanchez, Esq.
Fax: (858) 720-2555
E-mail: carlsanchez@paulhastings.com
     8.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     8.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.
     8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, if any. Neither party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other party.
     8.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     8.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     8.11 Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     8.12 Parties in Interest. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns.
     8.13 Construction.
          (a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.
          (b) Each of the parties hereto has been represented by legal counsel except to the extent that such party has declined legal counsel. Accordingly, the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
     8.14 Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
     8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes.

Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, the parties have duly executed this Contribution Agreement as of the first date written above.

Tenby Pharma Inc.
By:	/s/ Randy Milby
Randy Milby
President

Sirion Therapeutics, Inc.
By:	/s/ Barry Butler
Barry Butler
President

[COUNTERPART SIGNATURE PAGES FOR CONTRIBUTORS TO FOLLOW]

[COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Avalon Ventures VI, L.P.

By:	Avalon Ventures GP, LLC its General Partner

By:	/s/ Kevin J. Kinsella

Managing Member

Avalon Ventures VI GP Fund, LLC

By:	Avalon Ventures GP, LLC its General Partner

By:	/s/ Kevin J. Kinsella

Managing Member

Avalon Ventures VII, L.P.

By:	Avalon Ventures VII GP, LLC its General Partner

By:	/s/ Kevin J. Kinsella

Managing Member

[COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Widder Family Limited Partnership		The Lichter Family Trust

By:	/s/ Kenneth J. Widder	By:	/s/ Jay Lichter

	Kenneth J. Widder, M.D.		Jay Lichter, Ph.D.
	Partner		Trustee
	/s/ Nathan L. Mata		/s/ Gabriel Travis

	Dr. Nathan L. Mata		Gabriel Travis, M.D.

The Stryer Revocable Trust

By:	/s/ Lubert Stryer		/s/ John Saari

	Lubert Stryer		John Saari
Trustee
	/s/ John Crabb		/s/ Dean Bok

	John Crabb		Dean Bok
	/s/ Thaddeus Dryja		/s/ Charles Zuker

	Thaddeus Dryja		Charles Zuker

[COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

/s/ Dee Conger	/s/ Rich Heyman
Dee Conger	Rich Heyman

/s/ Ron Evans	/s/ David Lockhart

Ron Evans	David Lockhart

/s/ Steve Nusinowitz	/s/ Yun Han

Steve Nusinowitz	Yun Han

/s/ Tam Bui	/s/ Fran Senchak

Tam Bui	Fran Senchak

[COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

/s/ Barry Butler	/s/ Roger Vogel
Barry Butler	Roger Vogel

/s/ Susan Benton	/s/ Philippe Boulangeat

Susan Benton	Philippe Boulangeat

[COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

PharmaBio Development Inc. (d/b/a NovaQuest)
By:	/s/ Kerry E. Zook
Kerry E. Zook
Vice President

Schedule A
LIST OF CONTRIBUTORS

Avalon Ventures VI, L.P.
Avalon Ventures VI GP, LLC
Avalon Ventures VII, L.P.
Widder Family Limited Partnership
The Lichter Family Trust
Dr. Nathan L. Mata
The Stryer Revocable Trust
Gabriel Travis, M.D.
John Saari
John Crabb
Dean Bok
Thaddeus Dryja
Charles Zuker
Dee Conger
Rich Heyman
Ron Evans
David Lockhart
Steve Nusinowitz
Yun Han
Tam Bui
Fran Senchak
Susan Benton
Philippe Boulangeat
Barry Butler
Roger Vogel
PharmaBio Development Inc. (d/b/a NovaQuest)

Exhibit A
CERTAIN DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.
     “Applicable Per Share Contribution Consideration” shall mean the Series A Per Share Contribution Consideration, the Series A-1 Per Share Contribution Consideration or the Common Stock Per Share Contribution Consideration, as applicable.
     “Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.
     “Company Contract” shall mean any Contract, including any amendment or supplement thereto: (i) to which the Company or RxDR is a party; (ii) by which the Company, RxDR or any of their respective assets are or may become bound or under which the Company or RxDR has, or may become subject to, any obligation; or (iii) under which the Company or RxDR has or may acquire any right or interest.
     “Company Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to Pubco on behalf of the Company on the date of this Agreement.
     “Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company or RxDR in any country or other geographic territory.
     “Company Securities” shall mean and include all outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock, in each case as of immediately prior to the Effective Time.
     “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

     “Company Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.
     “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).
     “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     “Contributed Interest” shall mean any Company Security that is contributed to Pubco in accordance with Section 1.1.
     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Body in the United States.
     “FTE” shall mean the equivalent of a full-time twelve (12) months’ (including normal vacations, sick days and holidays) work of an employee of or a consultant to a party; provided, however, that each party understands and agrees that the other party retains complete discretion to change the identity of any such employee or consultant.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.
     “Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

     “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.
     “Initial Sytera FTEs” shall mean six (6) FTEs (initially Kenneth Widder, Jay Lichter, Nathan Mata, Yun Han, Tam Bui and Fran Senchak).
     “Intellectual Property” shall mean and include all apparatus, biological materials, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     “Intellectual Property Rights” shall mean and include all past, present, and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses “(i)” through “(vi)” of this definition.
     “Knowledge” shall mean: (i) with respect to the Company, the actual knowledge of Kenneth Widder, Jay Lichter, Nathan Mata, Barry Butler or Roger Vogel; and (ii) with respect to Pubco, the actual knowledge of Randy Milby.
     “Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Liabilities” shall mean any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect) regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     “Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.
     “Person” shall mean any natural person, Entity or Governmental Body.
     “Product” shall mean any preparation which contains Syt101 as an active ingredient for sale by prescription, over-the-counter or any other method.
     “Pubco Common Stock” shall mean the common stock, par value $0.0001 per share, of Pubco.
     “Pubco Contract” shall mean any Contract, including any amendment or supplement thereto: (i) to which Pubco is a party; (ii) by which Pubco or any of its assets is or may become bound or under which Pubco has, or may become subject to, any obligation; or (iii) under which Pubco has or may acquire any right or interest.
     “Pubco Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to the Company on behalf of Pubco on the date of this Agreement.
     “Pubco IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Pubco in any country or other geographic territory.
     “Pubco Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of Pubco.
     “Pubco Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of Pubco.
     “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     “Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.
     “RxDR” shall mean RX Development Resources, LLC, a Florida limited liability company.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Sirion/Sytera Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization, dated as of July 5, 2006, by and among the Company, Sytera, Inc., a Delaware corporation, Kenneth J. Widder, M.D., as the representative of the holders of Sytera capital stock, and Barry Butler, as the representative of the holders of Sirion securities, pursuant to which Sytera, Inc. was merged with and into the Company, with the Company continuing as the surviving corporation.
     Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.
     “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” shall mean any Person other than Pubco, the Company, the Contributors or any of their respective Affiliates.
     “Transaction Documents” shall mean, collectively, this Agreement and the Investors’ Rights Agreement.